Exhibit 21.1

National Health & Safety Corporation

Subsidiaries

The following are wholly owned subsidiaries of National Health & Safety Corporation:

MedSmart Healthcare Network, Inc., a Nevada corporation

HealthVIP, LLC, a Texas limited liability company